Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Coya Therapeutics, Inc. of our report dated March 19, 2024 relating to the financial statements which appear in Coya Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023.

/ s / WEAVER AND TIDWELL, L.L.P.

Austin, Texas
January 30, 2025